Exhibit 99.1

Pacific Premier Bancorp to Participate in
2019 KBW Winter Financial Services Symposium

Irvine, Calif., February 14, 2019 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), the holding company of Pacific Premier Bank, announced today that Steven R. Gardner, Chairman, President and Chief Executive Officer, and Ronald J. Nicolas, Jr., Senior Executive Vice President and Chief Financial Officer, will participate in the 2019 KBW Winter Financial Services Symposium being held in Boca Raton, Florida on February 14-15, 2019. During the conference, the management team will hold a series of meetings with institutional investors.

A copy of the investor presentation to be used at the conference will be made available on the Presentations page in the Investor Relations section of the Company’s website at www.ppbi.com.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.5 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
949-864-8000